Exhibit 99.1

Acusphere, Inc. Reports Q4 Financial Results
and Operating Highlights

     Watertown, MA, March 17, 2003 - Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the year and quarter ended December 31, 2003 and commented on recent AI-700 operational progress.

Financial Results

     Financial results for our fourth quarter and year ended December 31, 2003 are summarized in the accompanying table, and are detailed in Acusphere’s Form 10-K, which is being filed today with the U.S. Securities and Exchange Commission.

     Operating expenses for both the quarter and year ended December 31, 2003 increased compared to the corresponding periods in the prior year due to increased research and development costs incurred in 2003 relating to the Company’s Phase III clinical program for AI-700 and to higher general administrative expenses associated with business development and operating as a public company. These increases were partially offset by lower expenses associated with stock-based compensation. The Company commenced its Phase III clinical program for AI-700 in early 2003 and commenced the pivotal trials under this program in late 2003.

     The Company’s cash and working capital balances increased in 2003 over 2002 due to the Company’s completion of an initial public offering (“IPO”), which closed on October 14, 2003 and resulted in net proceeds for use by Acusphere of approximately $47.6 million, and due to a private financing of $19.4 million in the second quarter of 2003 from the Company’s existing investors. These increases in cash and working capital were partially offset by net losses incurred in both the quarter and year ended December 31, 2003 reflecting the Company’s continued investment in research and development.

Operating Progress

     The Company reported that clinical enrollment continues in its AI-700 Phase III clinical program. Training of clinical sites is continuing under the pilot program. Clinical sites that successfully complete training in the pilot program advance into the pivotal trials on a rolling basis. The Company confirmed that it is on schedule to enroll at least 300 patients in the trials before the end of 2004.

     Commenting on the Company’s operations, Sherri C. Oberg, President and Chief Executive Officer, said, “Successful completion of our AI-700 clinical program remains our top priority. We are pleased with our continued progress under this program. We currently have initiated more than 20 of the 25 to 30 clinical sites we estimate will be required to meet our enrollment projections in our AI-700 Phase III clinical program, and we have established a clinical support network covering both the U.S. and Europe.”

Conference Call Information

     Acusphere will host a conference call today at 5:00 p.m. (EST) to discuss its financial results, operating progress and business outlook. The conference may be heard live via the investor relations section of Acusphere’s web site at www.acusphere.com or by dialing 1-800-901-5226, using the confirmation code: 25574654. After the conference call, a replay of the call will be made available for thirty days via our web site and a telephone replay will be available through March 23, 2004 by dialing 888-286-8010, using the confirmation code: 17946975.

About Acusphere, Inc.

     Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are in clinical development and are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase III clinical development. AI-700 is designed to be a preferred alternative to the estimated 9.5 million procedures performed each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

     This Release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the plans, objectives and future financial performance of Acusphere, including statements regarding training clinical sites and enrolling patients in the AI-700 Phase III clinical program, constitute forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change, and government regulation. For a more detailed description of the risk factors associated with the Company, please refer to the Company’s periodic reports filed with the U.S. Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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ACUSPHERE, INC.
FINANCIAL HIGHLIGHTS
— In Thousands —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31, 2003	December 31, 2002	December 31, 2003
Operating expenses:
Research and development	$2,610	$4,604	$13,545	$14,228
General and administrative	1,056	1,402	3,906	4,173
Stock-based compensation	528	235	2,195	1,307

Total operating expenses	4,194	6,241	19,646	19,708
Equity in loss of joint venture	1	—	1,183	—
Interest expense and other	226	491	1,067	2,215

Net loss	($4,421)	($6,732)	($21,896)	($21,923)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31, 2002	December 31, 2003
Cash and short-term investments	$7,992	$54,562
Current assets	8,421	55,275
Total assets	13,367	58,924
Current liabilities	5,522	4,344
Long-term debt	1,726	205
Stockholders’ equity (deficit)	(85,348)	54,375

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Contact:	Investors:
John F. Thero Acusphere, Inc. Sr. Vice President and CFO	Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800